Home Equity Loan Backed GMACM Series 2001-HE3
		Payment Date	06/25/2002

Servicing Certificate	Group 1A	Group 1B
Beginning Pool Balance	127,718,927.52	125,583,576.93
Beginning PFA	0.00	0.00
Ending Pool Balance	126,290,425.32	124,847,877.73
Ending PFA Balance	-	-
Principal Collections	6,313,191.81	7,722,929.80
Principal Draws	3,484,822.90	3,387,359.24
Net Principal Collections	-	-
Active Loan Count	5,845	2,560

Interest Collections	578,996.23	539,292.22

Net Weighted Average Coupon Rate	6.83000%	6.57300%
Substitution Adjustment Amount	0.00	0.00

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class I - A - 1	128,836,000.00	128,836,000.00	1.0000000	0.00	211,434.19	0.00	49.89%	2.110%
Class I - A - 2	129,400,000.00	129,400,000.00	1.0000000	0.00	213,366.22	0.00	50.11%	2.120%
Class I-A-1 - VF - 1	394,175.79	394,175.79	-	0.00	646.89	0.00	0.15%	2.110%
Certificates	-	-	-	-	0.00	-	-	-

Loan Group 1A
Beginning Overcollateralization Amount	295,384.02		Credit Enhancement Draw Amount	0.00
Overcollateralization Amount Increase (Decrease)	354,953.58		Unreimbursed Prior Draws	0.00
Outstanding Overcollateralization Amount	650,337.60
Required Overcollateralization Amount	966,276.02

Loan Group 1B
Beginning Overcollateralization Amount	216,764.44		Credit Enhancement Draw Amount	0.00
Overcollateralization Amount Increase (Decrease)	313,968.21		Unreimbursed Prior Draws	0.00
Outstanding Overcollateralization Amount	530,732.65
Required Overcollateralization Amount	970,506.83

Loan Group 1A
Group	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	229,000.46	10	0.18%
Delinquent Loans (60 Days)*	34,496.78	2	0.01%
Delinquent Loans (90 Days)*	103,066.52	5	0.04%
Delinquent Loans (120 Days)*	9,993.62	1	0.00%
Delinquent Loans (150 Days)*	32,690.87	2	0.01%
Delinquent Loans (180 Days)*	72,379.79	3	0.03%
REO	-	0	0.00%
FC	-	0	0.00%
BK	114,511.67	0	0.05%

Loan Group 1B
Group	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	136,786.99	2	0.11%
Delinquent Loans (60 Days)*	105,936.69	1	0.04%
Delinquent Loans (90 Days)*	17,700.00	1	0.01%
Delinquent Loans (120 Days)*	46,000.00	1	0.02%
Delinquent Loans (150 Days)*	-	0	0.00%
Delinquent Loans (180 Days)*	61,000.00	1	0.02%
REO	-	0	0.00%
FC	61,000.00	1	0.02%
BK	-	0	0.00%

*Delinquency Figures Include Foreclosures, REO and Bankruptcy.

Liquidation Loss Amounts	Loan Group 1A	Loan Group 1B

Beginning Loss Amount	0.00	30,900.00
Current Month Loss Amount	0.00	0.00
Current Month Recoveries	0.00	990.00
Net Ending Loss Amount	0.00	29,910.00

Groups	Capitalized Interest Account LG1A		Capitalized Interest Account LG1B
Beginning Balance	0.00		0.00
Withdraw relating to Collection Period	0.00		0.00
Interest Earned (Zero, Paid to Funding Account)	0.00		0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00		0.00
Interest earned for Collection Period	0.00		0.00
Interest withdrawn related to prior Collection Period	0.00		0.00

Prefunding Account	Loan Group 1A	Loan Group 1B
Beginning Balance	0.00	0.00
Additional Purchases During Revoliving Period	0.00	0.00
Excess Of Draws over Principal Collections	0.00	0.00
Remaining balance sent to Funding account	0.00	0.00
Total Ending Balance as Of Payment Date	0.00	0.00
Interest earned for Collection Period	0.00	0.00
Interest Withdrawn related to prior Collection Period	0.00	0.00

Funding Account	Loan Group 1A	Loan Group 1B
Beginning Funding Account Balance	1,806,632.29	4,033,187.51
Deposit to Funding Account	3,183,322.49	4,649,538.77
Excess Of Draws over Principal Collections	0.00	0.00
Payment for Additional Purchases	1,399,866.71	3,599,871.36
Prefunding balance sent to Funding account	0.00	0.00
Add Variable Funding Note	0.00	0.00
Ending Funding Account Balance as of Payment Date	3,590,088.07	5,082,854.92
Interest earned for Collection Period	922.03	982.21
Interest withdrawn related to prior Collection Period	4,292.44	4,088.71

Cuurent Month Repurchases Units	0	0
Cuurent Month Repurchases ($)	-	-